EXHIBIT 99.1

CatchMark Evaluates Potential Offer to Acquire Phaunos Timber Fund Ltd. in an All-Stock Transaction

ATLANTA - September 6, 2018 - CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the company is evaluating a potential offer to acquire Phaunos Timber Fund Ltd (LSX: PFT), a Channel Islands domiciled, closed-end real estate fund which owns a portfolio of premium timberland assets, in a stock-for-stock transaction. If completed, the transaction would significantly increase CatchMark’s market capitalization and enterprise value. At current stock prices, the combined company would have an $850 million equity value and $1.3 billion enterprise value.
CatchMark’s potential offer for Phaunos, which announced last year a decision to wind down its operations, values Phaunos at $0.57 per share to be paid in new shares of CatchMark Class A common stock1. The announcement of any firm offer is subject to the satisfaction of a pre-condition and there can be no certainty that any firm offer will be made, even if the pre-condition is satisfied.
Jerry Barag, CatchMark President and CEO, said: “Consistent with our corporate strategy, this transaction would position CatchMark for future growth by strengthening our balance sheet and increasing sustainable diversified cash flow. It also would be CAD accretive and improve our credit metrics.”
Approximately 74% of Phaunos timberlands, based on portfolio value, are located in New Zealand, supplying the high-growth East Asian market. The balance of its assets are located in the Americas.
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1. CatchMark reserves the right to introduce other forms of consideration and/or to vary the form of the consideration to be paid pursuant to any offer, if made. In addition, CatchMark reserves the right to reduce or set aside the value of $0.57 per Phaunos share referred to above and/or at any time to make an offer on less favorable terms in the following circumstances: (i) with the recommendation or consent of the Phaunos board; (ii) if a third party announces a firm offer for Phaunos (other than the firm offer made by Stafford Capital Partners Limited); (iii) following the announcement by Phaunos of a “whitewash” transaction pursuant to the UK Takeover Code; and (iv) Phaunos announces, declares, pays or makes a dividend or any other distribution to its shareholders (in which case any firm offer will be adjusted by the amount of the dividend or distribution).

Barag said: “The Phaunos portfolio fits our existing strategy for acquiring institutional-quality assets with superior productivity that can generate durable growth for our stockholders. It presents a compelling opportunity worth our study and analysis.”
The executive leadership and board of CatchMark would manage the combined company.
About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded timberland REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests, and well-timed real estate sales. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in approximately 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of July 6, 2018

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this press release include, but are not limited to, statements about the expected benefits of the proposed transaction, the projected value of the combined company, and other statements that are not historical facts.

Forward-looking statements are based on a number of assumptions involving judgments and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from our historical experience and present expectations. Such risks and uncertainties include, but are not limited to, the risks that the Company may not make an offer for Phaunos or any such offer may not be accepted; if an offer is made and accepted, the conditions to the closing of the proposed transaction may not be satisfied; the length of time necessary to consummate the proposed transaction may be longer than contemplated for various reasons; the acquired assets and operations may not be integrated successfully or integration costs may be higher than anticipated; the expected benefits of the proposed transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on transaction-related matters; the potential impact of the announcement or consummation of the proposed transaction on relationships with customers, suppliers, competitors, and management and other employees; and litigation risks related to the proposed transaction. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We make no representations or warranties (express or implied) about the accuracy of any forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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Contacts

Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
Uinfo@catchmark.com	marybeth@millerryanllc.com

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